Exhibit 14.1

Code of Ethics and Business Conduct

Overview

This code of ethics and business conduct policy (“Code”) describes the conduct expected of all employees of River Rock Entertainment Authority (the “Authority”), including management, consistent with the highest standards of business ethics, and is intended to qualify as a code of ethics within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. It is general and not intended to be all-inclusive. This Code shall be related to the Authority’s internal control standards and other documents, such as our policies and procedures and the employee handbook.

This Code is designed to deter wrongdoing and to promote:

• honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

• full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission (SEC) and in other public communications made by us;

• compliance with applicable governmental laws, rules and regulations;

• prompt internal reporting of Code violations to an appropriate person or persons identified in the Code; and

• accountability for adherence to the Code.

The Code

Applicable Laws

The conduct of the Authority and its employees are to be in compliance with the laws and regulations relating to the Authority’s business. All employees must, at a minimum, comply with all applicable laws that relate to the conduct of our business. This includes, without limitation, laws covering the gaming industry, commercial bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. Any employee or director involved in court or other similar proceedings arising out of his or her employment with, or service to, the Authority is expected to abide by the rules and cooperate with the orders of the court, and not in any way commit perjury or obstruction of justice.

Kickbacks and Gratuities

The Authority considers it to be unethical and improper for any employee to accept or offer any payment, gift, gratuity or employment to or from vendors, contractors, or government officials as an inducement for preferential treatment. All such offers for kickbacks and gratuities shall be reported immediately to the Chief Executive Officer (CEO), Chief Operations Officer (COO) and Chief Financial Officer (CFO). The Authority does not consider the giving or acceptance of items of minimal value, such as a cap, T-shirt, jacket, an occasional lunch, game of golf, or the like with non government officials to be a kickback, gift or gratuity for the purpose of this Code.

Conflicts of Interest

The best interests of the Authority are expected to be foremost in the minds of our employees and directors as they perform their duties. All employees and directors have a duty of loyalty to the Authority and may not take personal advantage of any opportunity that properly belongs to the Authority. No employee shall be, or appear to be, subject to influences, interests, or relationships which conflict with the best interests of the Authority.

Employees, without prior approval of the CEO, may not serve as an officer, director, manager, employee, or agent of any company that is customer, supplier or competitor of the Authority. Employees may not own a significant financial interest of more than 5% in or make personal loans or guarantees to a customer, supplier or competitor of the Authority.

The Authority does not make loans to or guarantee obligations of its officers, directors or employees.

Employees should not engage in outside interests that divert time and attention from properly attending to the Authority’s affairs. Any principal officer or employee that discovers a business opportunity that is in our line of business must first present the business opportunity to our Board before pursuing the activity in his or her individual capacity. If the Board waives our right to pursue the opportunity, then the employee may pursue such opportunity in his or her individual capacity.

Financial Reporting

Our policy is to promptly disclose information that is accurate and complete in all material respects regarding the Authority’s business, financial condition and results of operations. Reporting that fails to comply with federal securities laws will not be tolerated and can severely damage the Authority and cause legal liability. Employees are expected to maintain accurate and reliable corporate records that will enable the Authority to provides full, fair, accurate, timely, and understandable financial reports and should promptly report evidence of improper financial reporting.

The Authority’s’ CEO, COO, CFO and other directors and managers as identified by the CEO have specific legal obligations to ensure the Authority provides full, fair, accurate, timely, and understandable financial reports.

Improper Influence on Conduct of Audits

No director or employee shall take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the financial statements of the Authority for the purpose of rendering such financial statements materially misleading. Examples of such behavior include, but are not limited to:

Offering or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services;

Providing an auditor with an inaccurate or misleading legal analysis;

Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Authority’s accounting;

Seeking to have a partner removed from the audit engagement because the partner objects to the Authority’s accounting;

Blackmailing and/or making physical threats; and

Releasing confidential information.

Confidentiality

No employee may divulge confidential or proprietary information relating to the Authority unless authorized by the CEO or CFO. If any employee has a question as to whether information is confidential, he or she should seek guidance from the CEO or CFO.

Employee Privacy

The Authority is committed to protecting the privacy of its employees. This includes employee data maintained by the Authority. Employee data will primarily be used to support the Authority’s operations, provide employee benefits, and comply with Federal, State and Tribal laws and regulations. The Authority and all employees are expected to comply with all data protection laws, regulations and the Authority’s policies.

Insider Trading

Federal securities laws prohibit the buying or selling of securities as a result of “inside information” or information that is not known or disclosed to the public. Our directors and employees may not engage in the trading of the Authority’s notes or provide inside information to any other person which may lead to that person trading the Authority’s notes on the basis of, such inside information.

Public Communications

Our policy is to provide timely, materially accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. In connection with our public communications, we are required, and our policy is, to comply with Regulation FD (which stands for “fair disclosure”) under the federal securities laws. Officers must be aware of the requirements of Regulation FD and must make every reasonable effort to ensure that our public disclosures comply with those requirements.

Computing Resources, Email, and the Internet

All Internet related services are intended to be used for the Authority’s business. All information on the Authority’s computer systems, including electronic mail, is the property of the Authority. To ensure that computing resources are used in accordance with expectations, management may inspect and disclose the contents of electronic messages if such inspection and disclosure is made for legitimate business purposes or as necessary to protect the rights and property of the Authority.

Use of computing resources to offend or harass others is not acceptable and is prohibited. Employees who use the Internet to access sites that contain offensive materials related to sex, race, or other protected categories, or who otherwise violate these prohibitions, will be subject to termination.

Political Activities

We consider ourselves an apolitical organization. As such, no Authority funds or assets will be contributed or used for the purpose of influencing any election without the approval of our Board of Directors. This Code does not prohibit the Authority’s participation in trade with special interest organizations.

Safety and the Environment

The Authority is committed to full compliance with all safety and environmental laws and regulations. All employees are expected to comply with these laws, regulations and the Authority’s policies.

Timeliness

All employees are expected to carry out their assigned duties in a timely manner. All employees are expected to arrive at and depart from work at their assigned times.

Waivers of the Code

Waivers of this Code will be granted on a case-by-case basis and only in extraordinary circumstances. Waivers may be obtained only from our Board of Directors and will be promptly disclosed to the public.

Compliance Procedures

Any employee who knows, or has reason to believe, of violations to this Code or other policies and procedures of the Authority may promptly report the violation through the Authority’s hotline. The hotline phone number is 1866-328-4242. It is available hours a day, 365 days a year. Reporting may be anonymous. No employee will be subject to retaliation, discrimination, or other adverse treatment for reporting. Each year, the Authority’s officers are required to state in writing that they have no knowledge of material violations to this Code and other Authority policies other than those that may have been previously reported, if any.

As part of its regular auditing procedures, the Dry Creek Gaming Commission will periodically review internal policies and procedures and report its finding to our Board of Directors. The Authority’s external auditors are also expected to report in writing any known or suspected violations.

The Authority discloses this Code on its web site in addition to all other filing requirements.